CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 6, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Credit Suisse Institutional Money Market Fund, Inc. - Prime Portfolio and Credit Suisse Institutional Money Market Fund, Inc. - Government Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm and Counsel" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers

Baltimore, Maryland
April 21, 2006